Exhibit 3.1.4

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

FEDERATED DEPARTMENT STORES, INC.

     The Corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

     FIRST: At meetings of the Board of Directors of Federated Department Stores, Inc., on February 26, 2007, and March 23, 2007, the Board adopted resolutions and took actions setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, the Board deems it is advisable that Article First of the Company's Certificate of Incorporation be amended (the "Charter Amendment") to change the corporate name of the Company to Macy's, Inc., effective as of June 1, 2007, and that such Article First be amended and restated in its entirety to read as follows:

FIRST: The name of the corporation is Macy's, Inc. (the "Company").

     SECOND: That thereafter, pursuant to the resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held on May 18, 2007, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statutes were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: The effective time of the amendment herein certified shall be June 1, 2007.

     IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 18th day of May, 2007.

FEDERATED DEPARTMENT STORES, INC.

/s/ Bradley R. Mays
Bradley R. Mays
Vice President